SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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LAKELAND BANCORP, INC.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 18, 2014

Notice is hereby given that the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. will be held at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005 on Wednesday, June 18, 2014, at 5:00 p.m. for the following purposes:

1.	To elect six directors for the terms described in the attached proxy statement.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014.

3.	To approve the material terms of the Section 162(m) performance goals for awards under the Amended and Restated 2009 Equity Compensation Program.

4.	To approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this proxy statement.

5.	To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

In accordance with the Bylaws of Lakeland Bancorp, Inc., the close of business on April 28, 2014, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Enclosed are the proxy statement and a form of proxy. You will also be receiving an annual report. You are cordially invited to attend this meeting. It is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the meeting, please return the proxy, duly signed, as promptly as possible, in the envelope provided to you, or vote by telephone or via the Internet, as described in the proxy statement.

By Order of the Board of Directors

TIMOTHY J. MATTESON

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND CORPORATE

SECRETARY

Oak Ridge, New Jersey

May 13, 2014

LAKELAND BANCORP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders: June 18, 2014

Approximate Mailing Date May 16, 2014

SOLICITATION OF PROXY

General

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF LAKELAND BANCORP, INC. (hereinafter called “Lakeland” or the “Company”) for use in connection with the Annual Meeting of Shareholders to be held at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005 on Wednesday, June 18, 2014, at 5:00 p.m., and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the enclosed notice of such meeting and are more fully discussed below.

Only shareholders of record at the close of business on April 28, 2014, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting. If the enclosed proxy is properly executed and returned to Lakeland and not revoked before its exercise, all shares represented thereby will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted in favor of the Board’s nominees for election to the Board and in favor of Proposal 2 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014), Proposal 3 (approval of the material terms of the Section 162(m) performance goals for awards under the Amended and Restated 2009 Equity Compensation Program) and Proposal 4 (the non-binding approval of the compensation of Lakeland’s executives as described in this proxy statement). The proxy will enable you to assure that your shares are voted and to aid in securing a quorum at the annual meeting.

In order to reduce the number of annual reports being sent to one address, only one annual report is being delivered to multiple security holders sharing an address unless Lakeland has received contrary instructions from one or more of the security holders. This is called “householding”. Lakeland will deliver a separate copy of the annual report to any security holder who requests a copy in writing or by telephone. If you wish to receive a separate copy of the 2013 annual report, or if you wish to receive a separate copy of future annual reports, please contact Mr. Harry Cooper at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (toll-free telephone 866-284-1291). If you are currently receiving multiple copies of the annual report at the same address, and wish to have one annual report sent to multiple security holders sharing that address in the future, please contact Mr. Cooper at the above address and telephone number.

The entire cost of this solicitation will be borne by Lakeland. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on June 18, 2014: This proxy statement and our 2013 annual report are available at www.lakelandbank.com.

Voting your Shares

Lakeland shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Annual Meeting.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card.    If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. If you vote by proxy card but make no specification on your proxy card that you have otherwise properly executed, your shares will be voted FOR the election of the Board’s nominees for director and FOR Proposals 2, 3 and 4.

Voting by Telephone.    If you wish to vote by telephone and you are a shareholder of record of Lakeland, use a touch-tone telephone to call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet.    If you wish to vote through the Internet and you are a shareholder of record of Lakeland, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of Lakeland is 11:59 p.m., local time, on June 17, 2014. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

You will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Please note, however, that if you vote by the Internet, the maximum number of times that you can access the website using any one control number is limited to five times per day.

Any Lakeland shareholder may revoke a proxy at any time before or at the Annual Meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Annual Meeting to Timothy J. Matteson, Corporate Secretary of Lakeland; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Lakeland shareholder should send any written notice of revocation or subsequent proxy card to Lakeland Bancorp, Inc., Attention: Timothy J. Matteson, Executive Vice President, General Counsel and Corporate Secretary, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or hand deliver the notice of revocation or subsequent proxy card to Mr. Matteson before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Required Vote

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Provided that a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively) and approval of Proposals 2, 3 and 4 will require the affirmative vote of a majority of the votes cast with respect to each such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “for” or “against” are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

CAPITAL STOCK OUTSTANDING

At the close of business on April 28, 2014, there were 36,107,273 shares of Lakeland’s common stock, no par value (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share will be entitled to one vote on all matters properly coming before the meeting.

Set forth below is the name and address of each shareholder of Lakeland known by Lakeland to have beneficially owned more than five percent of Lakeland’s Common Stock as of the April 28, 2014 record date, along with the number of shares of Common Stock believed to be owned by such shareholder on such date and such shareholder’s percentage ownership, based on filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	3,417,939	(1)	9.54%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,168,802	(2)	6.10%

(1)

Pursuant to a filing made by Wellington Management Company, LLP (“Wellington Management”) with the Securities and Exchange Commission on February 14, 2014, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 3,417,939 shares of Lakeland’s Common Stock which are held of record by clients of Wellington Management. The filing indicates that Wellington Management has shared power to vote or direct the vote with respect to 2,915,606 shares and shared dispositive power with respect to 3,417,939 shares. The filing further indicates that the clients who own the shares of record have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and that no client is known to Wellington Management to have such right or power with respect to more than 5% of Lakeland’s Common Stock.

(2)	Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2014, BlackRock, Inc., a parent holding company or control person, beneficially owned 2,168,802 shares, or 6.10%, of Lakeland’s Common Stock. The filing indicates that BlackRock has sole power to vote or to direct the vote with respect to 2,086,016 shares and sole power to dispose or to direct the disposition of 2,168,802 shares. The filing identifies the following subsidiaries of BlackRock, Inc. as having acquired the shares being reported: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC, BlackRock Advisors, LLC and BlackRock Asset Management Canada Limited. The filing states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Lakeland’s Common Stock, and that no one person’s interest is more than 5% of the total outstanding shares of Lakeland’s Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the six persons named in Table I below, four of them to serve for three year terms and thereafter until their successors shall have been duly elected and shall have qualified, one of them to serve for a two year term and thereafter until his successor shall have been duly elected and shall have qualified and one of them to serve for a one year term until his retirement. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

Table I sets forth the names and ages of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland’s Board of Directors, the expiration of their respective terms, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland Common Stock which they beneficially owned as of February 1, 2014. Except as otherwise indicated, Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the nominees and other directors listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of February 1, 2014. Shares covered by stock options are included in the tables below only to the extent that such options may be exercised by April 2, 2014.

All of the persons named in both tables have been directors of Lakeland and Lakeland Bank for at least five years, except that Mr. Flynn was appointed to the Boards of Lakeland and Lakeland Bank on June 9, 2010, and Messrs. Deutsch and Marino were appointed to the Boards of Lakeland and Lakeland Bank on May 31, 2013, upon the closing of the mergers of Somerset Hills Bancorp into Lakeland and of Somerset Hills Bank into Lakeland Bank.

For a description of the attributes of each director that the Board considered in determining that such director should serve on the Company’s Board, see “Board Qualifications” below.

TABLE I

NOMINEES FOR ELECTION AS DIRECTORS

		EXPIRATION		SHARES BENEFICIALLY OWNED AS OF February 1, 2014
NAME AND AGE	DIRECTOR SINCE	OF TERM IF ELECTED	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Roger Bosma Age 71	1999	2015 (upon retirement)	President and CEO, Lakeland Bancorp, Inc. (6/1/99 to 4/2/08); President and CEO, Lakeland Bank (1/1/02 to 4/2/08)	136,597 (a)	0.4%

Mark J. Fredericks Age 53	1994	2017	President of Fredericks Fuel & Heating Service, Oak Ridge, NJ (1/1/02 to present); President of Keil Oil Company, Riverdale, NJ (1986 to present)	464,463 (b)	1.3%

Janeth C. Hendershot Age 59	2004	2017	Global Project Team Lead, Munich Re Group (prior to 2/1/10); Insurance Company Operations General Manager, Senior Vice President, Munich-American Risk Partners at Munich Reinsurance America, Inc. (prior to 12/1/06); President, Exchange Insurance Company and Regional Vice President at Selective Insurance Group (prior to 10/1/97)	89,253 (c)	0.2%

Robert B. Nicholson, III Age 49	2003	2017	President and Chief Executive Officer, Eastern Propane Corporation (1988 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (1993 to present); General Partner, Eastern Properties, L.P. (1999 to present); Managing Member, East Coast Development Associates, LLC (2004 to present); President and CEO, Landmark America Corporation (1988 to present)	103,791	0.3%

Edward B. Deutsch Age 67	2013	2017	Managing Partner, McElroy, Deutsch, Mulvaney & Carpenter, LLP (law firm); Director of Somerset Hills Bancorp and Somerset Hills Bank (2003 to May 31, 2013)	162,423 (d)	0.4%

Thomas J. Marino Age 66	2013	2016	Co-CEO, CohnReznickLLP (accounting and consulting firm); Director of Somerset Hills Bancorp and Somerset Hills Bank (2003 to May 31, 2013)	24,511 (e)	0.1%

TABLE II

CONTINUING DIRECTORS

				SHARES BENEFICIALLY OWNED AS OF February 1, 2014
NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Bruce D. Bohuny Age 45	2007	2015	President, Brooks Ltd. Builders, Franklin Lakes, NJ (10/1993 to present) (construction company)	65,952 (f)	0.2%

Mary Ann Deacon Age 62	1995	2015	Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (5/24/11 to present); Vice Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (1/14/10 to 5/23/2011); Secretary/Treasurer of Deacon Homes, Inc. (1980 to present) (real estate development), Sparta, NJ	370,068 (g)	1.0%

Joseph P. O’Dowd Age 67	1998	2015	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)	60,615 (h)	0.2%

Brian Flynn Age 54	2010	2015	Partner, O’Connor Davies, LLP in Paramus, NJ (1981 to present); Director, TD Bank, N.A. (formerly TD Banknorth, N.A.) and TD Banknorth, Inc. and Member of Audit Committee (February 2006 to February 2007); Director and Member of Audit Committee, Hudson United Bancorp and Hudson United Bank (January 2004 to January 2006)	41,911 (i)	0.1%

Robert E. McCracken Age 56	2004	2016	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/ manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ	162,070 (j)	0.4%

				SHARES BENEFICIALLY OWNED AS OF February 1, 2014
NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM	BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS

Thomas J. Shara Age 56	2008	2016	President and CEO, Lakeland Bancorp, Inc. and Lakeland Bank (4/2/08 to present); President and Chief Credit Officer (5/07 to 4/1/08) and Executive Vice President and Senior Commercial Banking Officer (2/06 to 5/07), TD Banknorth, N.A.’s Mid-Atlantic Division; Executive Vice President and Senior Loan Officer, Hudson United Bancorp and Hudson United Bank (prior years to 2/06)	188,287 (k)	0.5%

Stephen R. Tilton, Sr. Age 67	2001	2016	Chairman, Tilton Automotive LLC (5/08 to present); Chairman and Chief Executive Officer, Tilton Securities LLC, Upper Montclair, NJ (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present); Chairman, Lottery Hill Holdings, LLC (commercial real estate company) (3/04 to present)	749,108 (l)	2.1%

Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a)	Includes 85,437 shares held by Holly Bosma Living Trust of which Mr. and Mrs. Bosma are trustees; and 27,563 shares issuable upon the exercise of stock options.
(b)

Includes 50,504 shares owned jointly by Mr. Fredericks’ wife; 132,831 shares held by Mark J. Fredericks as custodian for his children; 39,286 shares held by Mark J. Fredericks as Trustee of the Keil Oil Employee Profit Sharing Plan; 32,396 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; and 22,396 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President. Includes 206,777 shares pledged as security for loan obligations.

(c)	Includes 31,907 shares issuable upon the exercise of stock options.
(d)

Includes 29,157 shares held by the Edward B. Deutsch Holding Trust; 45,290 shares held in the name of Mr. Deutsch’s wife; 26,860 shares held by the Edward B. Deutsch Short Term Trust UAD 3/30/2012; and 28,724 shares issuable upon the exercise of stock options.

(e)	Includes 8,926 shares owned jointly by Mr. Marino and his wife; 2,392 shares held in the name of Mr. Marino’s wife; and 13,074 shares issuable upon the exercise of stock options.
(f)

Includes 5,745 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 469 shares held by Mr. Bohuny’s wife; 1,522 shares held by Mr. Bohuny as custodian for his children; and 28,940 shares issuable upon the exercise of stock options. Includes 7,499 shares pledged as security for loan obligations.

(g)

Includes 18,035 shares held in the name of Mary Ann Deacon’s husband; 241,061 shares held in the name of the Philip Deacon Limited Partnership; and 91,598 shares held by the Deacon Home Inc. Profit Sharing Plan of which Ms. Deacon is a trustee.

(h)	Includes 58,346 shares owned jointly by Mr. O’Dowd and his wife.
(i)	Includes 22,050 shares issuable upon the exercise of stock options.
(j)

Includes 33 shares owned jointly by Mr. McCracken and his wife; 3,846 shares held as custodian for his children; 71,358 shares held by REM, LLC of which Mr. McCracken is sole managing member; 4,079 shares held by Smith McCracken Funeral Home Profit Sharing Plan of which Mr. McCracken is a trustee; 13,833 shares held by the McCracken Family Trust, of which Mr. McCracken is a co-trustee; 20,575 shares held in the Shirley McCracken Irrevocable Trust, of which Mr. McCracken is a Trustee; and 31,907shares issuable upon the exercise of stock options.

(k)

Includes 118,702 shares owned jointly by Mr. Shara and his wife; 1,801 shares held as custodian for his son; 711 shares held by a family partnership of which Mr. Shara and his wife are general partners or trustees; and 41,718 shares subject to restricted stock awards that have not yet vested. These 41,718 shares vest as follows: 8,825 shares on January 30, 2015, 12,920 shares on February 1, 2015, 2,222 shares on January 25, 2016, 12,920 shares on February 1, 2016, 1,960 shares on January 30, 2017, and 2,871 shares on February 1, 2018. All of these restricted shares may be voted, unless forfeited.

(l)

Includes 30,165 shares held by Mr. Tilton’s wife; 3,347 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; and 47,571 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary.

Stock Ownership Guidelines for Directors; Adoption of Prospective Anti-Pledging Policy

Although Lakeland’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, during 2010, the Board adopted Corporate Guidelines which established a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland Common Stock equal to approximately five times (5x) the director annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal, and has determined that all directors have attained the prescribed goal.

In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland Common Stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound.

Board Qualifications

The Company’s Board does not have a formal policy of considering diversity in identifying potential director candidates. However, since the Board believes that its membership should broadly reflect the banking community served by Lakeland, it has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service. See “Nominating and Corporate Governance Committee Matters-Qualifications” and the charter of such committee for a description of the qualifications the Company’s directors must possess.

The Board considered the following attributes of its nominees and other directors in determining that each is qualified to serve as a director of the Company:

Mr. Bosma’s 50 years of banking experience and the breadth of his knowledge in all areas of banking, including asset/liability management, loans and asset quality, retail banking and bank marketing, the audit function and overall bank operations, and his stature in the banking industry, led the Board to conclude that this individual should serve as a director of Lakeland. Mr. Bosma has an intimate knowledge of Lakeland and Lakeland Bank after serving as President and Chief Executive Officer from 1999 to April 2008. He has served in many prominent positions in the banking industry, including as chairman of the New Jersey Bankers Association and a member of the Community Bankers Committee of the American Bankers Association. Mr. Bosma has held leadership positions in numerous charitable organizations, including the Chilton Hospital Foundation, the Juvenile Diabetes Research Foundation, the Ramapo College Foundation and Paterson Habitat for Humanity.

Mr. Mark Fredericks’ experience in managing three businesses in Lakeland’s market area, his long service as a director of Lakeland and Lakeland Bank and his charitable work led the Board to conclude that this individual should serve as a director of Lakeland. His business experience includes serving as president of Fredericks Fuel and Heating Service, Keil Oil Inc. and F&B Trucking Inc. He is knowledgeable about the real estate industry as a result of his management of a number of real estate partnerships. He has served as a trustee (1998-2008) of Chilton Memorial Hospital (and served as a member of the finance committee during that time) and as president of the West Milford Education Foundation (1996 to present).

Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background (including a degree in economics from Cornell University) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Nicholson’s business experience with Eastern Propane Corporation (including his serving as president and CEO of that entity since 1988), his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson currently serves as the Immediate Past Chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

Mr. Deutsch joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. He is the founding and Managing Partner of McElroy, Deutsch, Mulvaney & Carpenter, LLP, New Jersey’s largest law firm with more than 300 attorneys. Mr. Deutsch is a civil trial attorney, certified by the Supreme Court of New Jersey and has been a fellow of the American College of Trial Lawyers since 1992. He was the founder and Chairman of the Board of Directors of Somerset Hills Bancorp and Somerset Hills Bank. He was recently ranked number 10 on the NJBIZ Power 50 Banking List of the 50 most powerful people in N.J. banking and number 47 on the NJBIZ Power 100 list. He is consistently ranked by PolitickerNJ and NJBIZ as one of the top 100 most influential people doing business in N.J. He is also consistently listed as a top lawyer by Best Lawyers, the oldest and most highly respected peer review guide to the legal profession worldwide. Mr. Deutsch has served on a number of other boards of directors and trustees, and is active in numerous charitable endeavors.

Mr. Marino joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. He had previously served as a director of Somerset Hills Bancorp and Somerset Hills Bank. He is a Partner and Co-CEO of CohnReznick LLP, which is headquartered in New York and among the 10th largest accounting and consulting firms in the United States. Mr. Marino brings his more than 40 years of experience as a CPA to the Lakeland board. Mr. Marino has expertise in the areas of real estate, construction, private companies and publicly traded companies. His membership in professional associations and his advisory roles in local community service organizations and foundations further enable him to make valuable contributions to the board

Mr. Bohuny’s over 20 years of experience in the real estate business, particularly land development and building, and his background in the equity and fixed income markets, led the Board to conclude that this individual should serve as a director of Lakeland.

Ms. Deacon’s over 30 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies, three condominium associations and an equipment leasing entity. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 18 year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chairman of the Board of Lakeland and Lakeland Bank and in May 2011, she was elected Chairman of the Board of Lakeland and Lakeland Bank.

Mr. O’Dowd’s knowledge of the banking industry, gained through his service as a director of Lakeland for 16 years and for the 12 years prior to his joining Lakeland, as a director of Metropolitan State Bank, his experience and reputation in the business community and his civic service led the Board to conclude that this individual should serve as a director of Lakeland. He is president of his own advertising company, a partner in two real estate holding companies and the former owner and operator of a food manufacturing business. He is the director of the Montville Chamber of Commerce, a past president of the Montville Kiwanis Club and has served as Deputy Mayor and on the Planning Board of Montville Township.

Mr. Flynn is a Partner at O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparation of financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland.

Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities (including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and on the Atlantic Health

System Board, as well as on the boards of other local organizations) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the Federal Reserve Bank of New York’s Community Institutions Advisory Counsel, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

Mr. Tilton’s extensive and diverse experience in the financial markets and knowledge of financial instruments, including his current positions as Chairman and Chief Executive Officer of Tilton Securities, LLC, led the Board to conclude that this individual should serve as a director of Lakeland. This experience also includes serving as Chairman of GovPx, a company organized by dealers and brokers in 1990, which provides financial prices on all U.S. Treasury securities, including MBS securities, playing a significant role in establishing a clearing house for all government securities trading globally, his expertise on interest rates and derivative products and his involvement in establishing various federal funds markets between 1967 and 1985. Additionally, Mr. Tilton serves as president of Tilton Automotive Group, which consists of two automotive dealerships in northern New Jersey.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of Lakeland’s Common Stock as of February 1, 2014 by (i) the four Named Executive Officers (as defined below under “Executive Compensation”) who are not directors of Lakeland and (ii) all current executive officers and directors of Lakeland as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. For information concerning the beneficial ownership of Lakeland’s Common Stock by directors and nominees for director, see the tables above under “Election of Directors”. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by April 2, 2014.

	Shares Beneficially Owned as of February 1, 2014
Shareholder	Number	Percent
Joseph F. Hurley	58,147 (A)	.2%
Robert A. Vandenbergh	136,952 (B)	.4%
Ronald E. Schwarz	37,806 (C)	.1%
Louis E. Luddecke	87,890 (D)	.2%

All current executive officers and directors as a group (22 persons)	3,256,813 (E)	8.9%

(A) Includes 24,918 shares issuable upon the exercise of stock options. Also includes 12,943 shares subject to restricted stock awards that have not yet vested. The 12,943 shares underlying Mr. Hurley’s restricted stock awards vest as follows: 672 shares vest on January 26, 2015, 3,741 shares vest on January 30, 2015, 3,019 shares vest on February 1, 2015, 991 shares vest on January 25, 2016, 3,019 shares vest on February 1, 2016, 831 shares vest on January 30, 2017 and 670 shares vest on February 1, 2018.

(B) Includes 3,595 shares held jointly with his wife; 19,122 shares which have been allocated to Mr. Vandenbergh in the ESOP; and 24,918 shares issuable upon the exercise of stock options. Also includes 23,084 shares subject to restricted stock awards that have not yet vested. The 23,084 shares underlying Mr. Vandenbergh’s restricted stock awards vest as follows: 446 shares vest on January 26, 2015, 4,946 shares vest on January 30, 2015, 6,856 shares vest on February 1, 2015, 1,359 shares vest on January 25, 2016, 6,856 shares vest on February 1, 2016, 1,098 shares vest on January 30, 2017 and 1,523 shares vest on February 1, 2018. Includes 36,947 shares pledged as security for loan obligations.

(C) Includes 9,586 shares subject to restricted stock awards that have not yet vested. The 9,586 shares underlying Mr. Schwarz’s restricted stock awards vest as follows: 382 shares vest on January 26, 2015, 2,775 shares vest on January 30, 2015, 2,282 shares vest on February 1, 2015, 740 shares vest on January 25, 2016, 2,282 shares vest on February 1, 2016, 617 shares vest on January 30, 2017 and 508 shares vest on February 1, 2018.

(D) Includes eight shares held by Mr. Luddecke’s wife and 24,918 shares issuable upon the exercise of stock options. Also includes 9,471 shares subject to restricted stock awards that have not yet vested. The 9,471 shares underlying Mr. Luddecke’s restricted stock awards vest as follows: 572 shares vest on January 26, 2015, 2,721 shares vest on January 30, 2015, 2,178 shares vest on February 1, 2015, 734 shares vest on January 25, 2016, 2,178 shares vest on February 1, 2016, 605 shares vest on January 30, 2017 and 483 shares vest on February 1, 2018.

(E) Includes an aggregate of 347,463 shares issuable upon the exercise of stock options, 126,671 shares subject to restricted stock awards that have not yet vested; and 19,122 shares which have been allocated under the ESOP.

Stock Ownership Guidelines for Executive Officers

During 2010, the Board, through the Compensation Committee, adopted executive officer stock ownership guidelines which established certain goals that current executive officers own or otherwise control, at a minimum, the following number of shares or share equivalents of Company stock within the next three years: for the President and Chief Executive Officer, 100,000 shares; for Senior Executive Vice Presidents, 50,000 shares; and for Executive Vice Presidents, 25,000 shares. New executive officers would be expected to attain the prescribed goals within three years from the date of promotion or joining Lakeland. The Compensation Committee periodically reviews these stock ownership goals, and has determined that all executive officers are in compliance with the prescribed guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2013, all filing requirements applicable to its directors and officers were satisfied on a timely basis except that Mr. Deutsch failed to report on a timely basis a sale by his wife on December 3, 2013. The failure to file on a timely basis was inadvertent, and the filing was made promptly after the failure to file was noted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our named executive officers, or NEOs. For 2013, our NEOs were:

Name	Title
Thomas J. Shara	President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank

Joseph F. Hurley	Executive Vice President and Chief Financial Officer of Lakeland Bancorp and Lakeland Bank

Robert A. Vandenbergh	Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Regional President of Lakeland Bank

Ronald E. Schwarz	Executive Vice President and Chief Retail Officer of Lakeland Bancorp and Lakeland Bank

Louis E. Luddecke	Executive Vice President and Chief Operations Officer of Lakeland Bancorp and Lakeland Bank

This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

Lakeland completed another successful year in 2013 from both a financial performance and growth perspective. We expanded through the completed acquisition of Somerset Hills Bancorp in May 2013, which increased our total assets to $3.3 billion. Our earnings and capital ended the year at record levels, asset quality continued to improve, and net interest margin was stable. As a result of one-time merger-related expenses, 2013 reported results were down slightly from 2012. However, excluding the acquisition and integration costs, our financial performance was at or above 2012 levels.

Financial highlights include:

•

Net income available to common shareholders increased $3.8 million or 18% to $25.0 million in 2013. Included in 2013 earnings was $2.8 million in expenses related to the merger with Somerset Hills Bancorp. Exclusive of these expenses, net income was $27.1 million and fully diluted earnings per share for 2013 was $0.81 per common share, a 7% increase over the $0.76 reported in 2012.

•

The Somerset Hills acquisition, which was consummated on May 31, 2013, added six full service branches, $356.1 million in total assets, $10.4 million in investment securities, $246.5 million in loans (including $2.5 million in residential mortgages held for sale), and $311.8 million in deposits ($80.8 million in non-interest bearing demand deposits and $231.0 million in interest-bearing deposits) at fair value.

•

Excluding the loans acquired in the Somerset Hills acquisition, total loans increased $79.2 million, or 4%, from 2012 to 2013. Commercial Real Estate Loans increased $120.1 million, or 11%, from December 31, 2012 to December 31, 2013 excluding the impact of the Somerset Hills loans.

•

Non-performing assets declined $11.1 million, or 39%, to $17.5 million at December 31, 2013 compared to December 31, 2012. The Allowance for Loan and Lease Losses at December 31, 2013 was 176% of non-accruing loans compared to 103% at December 31, 2012.

•	As a result of improving loan quality, the provision for loan and lease losses was reduced from $14.9 million in 2012 to $9.3 million in 2013.

•	The Company’s net interest margin at 3.69% for 2013 remained stable throughout the year and compared to 3.70% in 2012.

•	During 2013, the Company acquired and extinguished $9.0 million of Lakeland Bancorp Capital Trust I debentures and recorded a $1.2 million pre-tax gain on extinguishment of debt.

Key NEO Compensation Decisions

Our compensation decisions for 2013 reflected our strong performance during the year as well as the successful completion of the Somerset Hills acquisition and integration. In addition, the Compensation Committee significantly redesigned our existing annual and long-term incentive plans to bring award opportunities more in line with market practice while enhancing the link between compensation and corporate, as well as individual, performance.

•

Salaries:    For each of our NEOs other than Mr. Shara, base salaries increased three to four percent in recognition of our solid performance in 2012 and general market movement in executive compensation. Mr. Shara’s base salary increased nine percent as a reflection of his leadership and Lakeland’s continuing growth and success.

•

Cash Incentives:    The Company generally performed above targeted performance levels in 2013 and achieved its performance triggers relating to asset quality and capital levels. In addition, our NEOs achieved a majority of their individual goals at or above target performance level. As a result, cash incentive payouts under our 2013 Annual Incentive Plan were above target for each of our NEOs, ranging from 103% to 107% of target.

•

Long-Term Incentives for 2012 performance:    We granted restricted stock to our NEOs in early 2013 based on Company and individual performance in 2012. Award values were determined based on formalized corporate performance goals and the Compensation Committee’s assessment of individual performance. Based on these factors, executives received equity ranging from 112% to 114% of targeted payout levels.

•

Long-Term Incentives for 2013 performance:    We granted restricted stock units to our NEOs in early 2014 based on Company and individual performance in 2013. Fifty percent of the total award opportunity was determined based on a formulaic assessment of corporate performance, while the remaining 50% of the award opportunity was determined based on the Committee’s subjective assessment of corporate and individual performance. As a result of these considerations, restricted stock unit awards ranged from 99% to 104% of target.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2013 annual shareholders meeting. Shareholders overwhelmingly approved the compensation of the executives, with 96% of shareholder votes cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2013 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2013 executive compensation:

•	Reviewed and approved base salary increases
•	Reviewed and approved the 2013 Executive Incentive Plan
•	Reviewed and approved cash incentive payments for NEOs for 2013 performance
•	Reviewed and approved equity awards granted in 2013 to NEOs for 2012 performance
•	Reviewed the compensation peer group
•	Reviewed contractual arrangements for NEOs
•	Reviewed stock ownership requirements of NEOs
•	Reviewed the Company’s compensation philosophy

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters. In 2012 and 2013, the Committee retained McLagan, an Aon Hewitt company, to provide independent executive compensation advice and market compensation information. Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan.

During 2012 and 2013, McLagan assisted the Compensation Committee with the following initiatives, used to support compensation decisions for 2013:

•	Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations
•	Provided recommendations to the Committee regarding salaries and the appropriate level of cash incentives and equity awards
•	Assisted in the re-design and implementation of the Company’s executive incentive program
•	Advised the Committee regarding executive employment and change-in-control agreements

The Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2013 executive compensation program and when submitting its own recommendations to the Board on these matters.

Role of Management

The CEO and COO assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2013, the CEO and COO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Committee discussed the CEO’s recommendations with him but made final deliberations in executive session, without any members of management present.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. While the Committee did not undertake a formal benchmarking analysis in 2013, it did so in 2012 based on a peer group selected through the following criteria:

•	Total assets between $1.5 billion and $7.5 billion
•	Located in Maryland, New Jersey, New York, or Pennsylvania
•	Positive net income over the prior twelve month period
•	No TARP participants

The companies included in the 2012 peer group (including their state abbreviation and stock ticker symbol) are:

Canandaigua National Corp. (NY, CNND)	Metro Bancorp Inc. (PA, METR)	S&T Bancorp Inc. (PA, STBA)
Financial Institutions Inc. (NY, FISI)	Northfield Bancorp Inc. (MHC) (NJ, NFBK)	Sandy Spring Bancorp Inc. (MD, SASR)
First of Long Island Corp. (NY, FLIC)	OceanFirst Financial Corp. (NJ, OCFC)	Sterling Bancorp (NY, STL)
Flushing Financial Corp. (NY, FFIC)	Oritani Financial Corp. (NJ, ORIT)	Sun Bancorp Inc. (NJ, SNBC)
Hudson Valley Holding Corp. (NY, HVB)	Provident Financial Services (NJ, PFS)	Tompkins Financial Corporation (NY, TMP)
Kearny Financial Corp. (MHC) (NJ, KRNY)	Provident New York Bancorp (NY, PBNY)	Univest Corp. of Pennsylvania (PA, UVSP)

The companies listed above also comprised the 2013 peer group.

Performance Comparison to Market

Lakeland performed well in 2013 compared to our peer group. The table below illustrates that our performance was generally better than the median of the peer group in 2013 on key banking industry performance measures. In addition, it is important to note that our performance metrics shown below have not been adjusted for the one-time expenses we incurred in connection with the Somerset Hills acquisition. Absent those expenses, our performance would have been positioned higher relative to peer performance.

Performance Measure	LBAI	Peer Group Median	LBAI to Peers (Percentile Rank)
Total Assets ($000)	3,317,791	3,043,275	60%
Net Income ($000)	24,969	21,245	59%
ROAA (%)	0.80	0.87	45%
Net Interest Margin (%)	3.69	3.42	90%
Non-Performing Assets / Total Assets (%)	0.53	1.37	92%

On a long-term basis, Lakeland has also outperformed organizations similar to ourselves. As shown below, our five-year total shareholder return (TSR) exceeds that of our 2013 peer group (named above).1

1 Provident New York Bancorp acquired Sterling Bancorp in November 2013, and is therefore excluded from the calculation of our performance relative to our peers. See “Competitive Benchmarking and Peer Groups” for a complete listing of our peer group.

Compensation Comparison to Market

The Compensation Committee engaged McLagan in 2012 to conduct an analysis of the Company’s executive compensation plans compared to the market. McLagan compiled market compensation information for the study based on the compensation of executives in the peer group with similar roles or who were positioned similarly to the Company’s executives in their respective organizations. The study evaluated base salary, cash incentives, long-term incentives, and other compensation (e.g., perquisites, executive benefits, 401(k) matches).

Key findings of the study included the following:

•	The Company was positioned above the peer group median across most financial measures.
•	In line with the desired positioning of salaries relative to the market, 2012 salaries were within 15% of the market median for each NEO. Mr. Shara was 7% above the peer group median.
•

Total cash compensation (salary + cash incentives) ranged from 15% below to 23% below the peer group median for the NEOs, due primarily to below-market cash incentive payments relative to our peer group. Total cash compensation for Mr. Shara was 16% below the peer group median.

•

The targeted value of direct compensation (cash compensation + long-term incentives) provided to the executives ranged from 9% below to 20% below the peer group median. When combined with other compensation and retirement benefits, total compensation fell further below market to 31% below market on average. Total compensation for Mr. Shara was 36% below the peer group median.

•

While common in the peer group, the Company’s total compensation package makes limited use of executive retirement benefits, such as defined benefit pension plans and SERPs. Mr. Shara and Mr. Vandenbergh are the only NEOs that have SERPs.

Based on the results of the study, the Committee engaged McLagan to recommend changes in our compensation practices, in particular our incentive programs, that were consistent with its compensation philosophy and objectives as described in the section titled Executive Compensation Philosophy. When making compensation decisions, the Committee considered McLagan’s recommendations alongside other factors such as each executive’s unique value and contribution to the Company, individual and Company performance, experience, and internal pay equity relationships.

Discussion of Executive Compensation Components

The following table outlines the major elements of 2013 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value

Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.

The majority of incentives are based on a Company profitability goal and three profitability goals relative to peers, while a portion of the incentives is tied to individual goals.

Incentives for all executives are conditioned on additional performance triggers that help ensure Company remains positioned to perform over the long-term.

			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting

Grant values are based partially on the achievement of predefined Company performance objectives and partially on the Board’s subjective evaluation of performance.

Resulting awards are designed to maintain a link to the long-term interests of shareholders and emphasize long-term demonstrated financial performance through a tie to the Company’s stock price and dividend payments.

			Performance Based	Long-Term
Supplemental Executive Retirement Plan	Provides market-competitive income security into retirement while creating a retention incentive through multi-year vesting	--	Fixed	Long-Term
Other Compensation	Dividends on restricted stock and dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividends on restricted stock and dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organization, but always bases final determinations on the qualifications, experience and performance of the individual executives and value of the position to the organization.

In 2012, the Committee reviewed the performance of individual executives within the scope of their own responsibilities in the Company. The Committee also reviewed the results of the market compensation study performed in 2012 by McLagan and noted that the salaries for the executives were generally in line with the median of the peers.

After reviewing the market salary information provided by McLagan and noting the performance of the Company and individual executives, the Committee determined to increase salaries by three to four percent for 2013 for all executives except Mr. Shara. In the case of Mr. Shara, the Committee determined that a more significant salary increase was appropriate because of his leadership and Lakeland’s continuing growth and success. 2013 annual salary rates for our NEOs are shown in the table below.

Name	Title	2012 Salary	2013 Salary	% Change
Thomas Shara	President & CEO	550,000	600,000	9%
Joseph Hurley	EVP, Chief Financial Officer	278,000	286,250	3%
Robert Vandenbergh	Sr. EVP, Chief Operating Officer	332,000	341,500	3%
Ronald Schwarz	EVP, Chief Retail Officer	242,000	251,750	4%
Louis Luddecke	EVP, Chief Operations Officer	234,500	240,750	3%

2013 Incentive Compensation Program

Based in part on McLagan’s 2012 review of the competitive positioning of our executive programs, the Compensation Committee determined to re-evaluate our executives’ incentive compensation program for 2013. The Committee undertook this action in an effort to provide incentive award opportunities that were more in line with the opportunities afforded to similarly-positioned executives at our peer institutions. In addition, the Committee desired to continue to motivate our executives to achieve our annual and long-term performance objectives by tying a portion of their compensation directly to factors that will create both short-term and long-term value to the Company and its shareholders.

During 2012, the Committee engaged McLagan to assist in designing incentive plans for 2013 that were market-competitive and shareholder-friendly, while not encouraging excessive risk-taking that could harm our business. McLagan proposed incentive plans that would have resulted in increased incentive award targets for our executives, as well as target total compensation packages for each of our NEOs near the median total compensation of similarly-positioned executives within the peer group. However, after reviewing the plan design and associated costs, our management team recommended that the total incentive award opportunity for each executive be reduced from the median-level amounts in the initial years of the plan. In addition, management recommended that a greater portion of the total potential awards be paid in equity than the initial McLagan recommendation, which McLagan indicated was reflective of common market practice and called for an even split between cash and equity awards. Management made these recommendations in part as an acknowledgement of the significant potential costs associated with implementing market-competitive incentive award opportunities for the executive team, and the Compensation Committee approved the incentive plans in accordance with management’s recommendation for the 2013 performance year. While it is the Committee’s intent to phase-in over time incentive award opportunities for our executives that are in line with general market practice, it has made no formal commitment to increase opportunities in future years. The Committee will continue to assess the Company’s growth and success on an on-going basis, and intends to grant incentive awards in the future that are commensurate with Company and individual performance.

The redesigned 2013 incentive compensation program for our NEOs consisted of two distinct plans: the 2013 Annual Incentive Plan and the 2013 Long-Term Incentive Plan.

2013 Annual Incentive Plan

Our 2013 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash, and were contingent on performance in the following areas:

•	Corporate financial performance relative to budgeted amounts;
•	Corporate financial performance relative to peers; and
•	Individual performance relative to pre-established goals

AIP Award Opportunities

The table below shows the cash incentive award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards.

	Cash Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Target	Maximum	Corporate (Absolute)	Corporate (Peer)	Individual
Thomas Shara	6.5%	15%	22.5%	60%	30%	10%
Joseph Hurley	8.4%	19.25%	28%	60%	30%	10%
Robert Vandenbergh	8.4%	19.25%	28%	60%	30%	10%
Ronald Schwarz	8%	18%	28%	55%	10%	35%
Louis Luddecke	8%	18%	28%	55%	10%	35%

AIP Corporate Performance Objectives

The following table depicts our 2013 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Performance Goals	Threshold	Target	Max	Actual
Corporate Goal
Pre-Tax Net Income ($M)	33.97	39.97	45.97	40.73
Peer Group Comparisons[2]
Net Interest Margin (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	90th Percentile
Efficiency Ratio (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	67th Percentile
Core ROAA[3] (1/3 of Peer Group Goals)	35th Percentile	50th Percentile	75th Percentile	36th Percentile

For any of the performance measures shown above, performance below threshold will result in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

2 Provident New York Bancorp acquired Sterling Bancorp in November 2013, and is therefore excluded from the calculation of our performance relative to our peers. See “Competitive Benchmarking and Peer Groups” for a complete listing of our peer group.

3 Core Return on Average Assets is calculated for Lakeland and peers using a standard definition from SNL, which excludes from the calculation the after-tax impact of extraordinary one-time items, income attributable to controlling interests, securities gain and losses, nonrecurring revenues and expenses, and intangibles and goodwill.

As a result of our acquisition of Somerset Hills Bancorp, which closed on May 31, 2013, the Committee established bifurcated net income goals in order to effectively assess performance in the pre and post-merger periods. In addition, the Committee determined that it was appropriate to exclude one-time revenues and expenses from the calculation of net income, in order to portray a clear picture of our corporate performance relative to our ordinary business in core banking functions. The table below details the calculation of our net income with regard to both one-time exclusions and the bifurcated plan structure.

	Target Calculation ($000s)			Actual Calculation ($000s)

Pre-Tax Net Income	Target	Adjustment for Non- Recurring Items	Adjusted Target	Reported	Adjustment for Non- Recurring Items	Adjusted Result	Percentage Achievement
Pre-Merger (5 Months)	14,012	0	14,012	12,603	1,021	13,624	97.23%
Post-Merger (7 Months)	23,312	2,647	25,959	24,932	2,183	27,115	104.45%
Total 2014	37,324	2,647	39,971	37,535	3,204	40,739	101.92%

In addition to the performance goals listed in the previous tables, the following performance triggers needed to be met as of December 31, 2013 in order for any incentive payments to be made under the plan:

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5%	8.9%
Tier 1 Capital Ratio	6%	11.73%
Total Risk-Based Capital Ratio	10%	12.98%

Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets[4]	2%	0.53%

Each of the performance triggers listed above was satisfied as of December 31, 2013.

AIP Individual Performance Objectives

Each of our NEOs had two to three individual performance objectives that impacted the calculation of their annual incentive awards for 2013. The Compensation Committee considered strategic leadership roles, each executive’s scope of responsibility and significant upcoming corporate or line of business initiatives in establishing specific performance criteria for each of the NEOs. Examples of these performance criteria include integration of Somerset Hills, loan and deposit growth, investor relations activities, and cost savings targets. In early 2014, the Committee subjectively evaluated each NEO’s achievements regarding their unique performance criteria and assigned each performance measure a score on a range from threshold of 85 to maximum of 115. Target achievement received a score of 100. The individual performance score was one of the components considered in calculating the amount of each NEO’s award. Goals were weighted as previously described.

The average individual performance scores for each of our NEOs were as follows:

Name	Avg. Performance Score
Thomas Shara	100
Joseph Hurley	92.5
Robert Vandenbergh	100
Ronald Schwarz	106.7
Louis Luddecke	100

[4]	NPA calculation excludes restructured loans

AIP Awards for 2013

In February 2014, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2013. The CEO (or the Compensation Committee in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2013 for each executive.

The following cash payments under the 2013 AIP were made upon approval by the Compensation Committee:

Name	2013 AIP Award	AIP Award as % of Target
Thomas Shara	$96,220	107%
Joseph Hurley	$56,763	103%
Robert Vandenbergh	$69,213	105%
Ronald Schwarz	$48,115	106%
Louis Luddecke	$45,611	105%

Equity Awards for 2012 Performance Made in 2013

Equity Award Opportunities

Each of our NEOs had the opportunity to earn incentive compensation based on 2012 performance under the 2012 Executive Compensation Plan. For each of the NEOs, all or a portion of any award earned was payable in restricted stock, with any remaining amount payable in cash. Note that, due to SEC reporting rules, the amount of any restricted stock granted in 2013 based on 2012 performance is reported in the Summary Compensation Table as 2013 compensation, while the cash awards granted for the same period are reported as 2012 compensation.

The following table shows the total incentive opportunity for each of our NEOs, as well as the portion of any potential award that was payable in restricted stock and the weighting of corporate and individual goals in determining the amount of equity awards.

		Total Incentive Award Opportunity as % of Salary			Portion Payable in Restricted Stock			Goal Weighting
Name	2012 Salary	Threshold	Target	Maximum	% of Total Opportunity	Target % of Salary	Target Value	Corporate	Individual
Thomas Shara	550,000	24%	45%	56%	100%	45%	247,500	75%	25%
Joseph Hurley	278,000	20%	35%	43%	60%	21%	58,380	70%	30%
Robert Vandenbergh	332,000	21%	40%	50%	100%	40%	132,800	75%	25%
Ronald Schwarz	242,000	17%	30%	37%	60%	18%	43,560	65%	35%
Louis Luddecke	234,500	17%	30%	37%	60%	18%	42,210	65%	35%

Corporate Performance Objectives

The table below depicts our 2012 corporate performance objectives and performance results for each of the measures selected by the Committee:

Annual Performance Goals	Threshold	Target	Max	Actual
Corporate Goal
Pre-TARP Net Income ($M)	15.6	19.5	22.2	21.7
Peer Group Comparisons

Net Interest Margin (1/3 of Peer Group Goals), Efficiency Ratio (1/3 of Peer Group Goals), and Pre-Tax Income Growth (1/3 of Peer Group Goals)	85% Peer Avg	Peer Average	120% Peer Avg	105%
Individual
3-4 Goals	85% of Target	100% of Target	120% of Target	Varies by Individual

For any of the performance measures shown above, performance below threshold will result in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

Individual Performance Objectives

Each of our NEOs had three to four individual performance objectives under the 2012 Executive Compensation Plan that impacted the calculation of their incentive awards for 2012. These individual performance criteria included an assessment of the executive’s leadership and contributions to revenue enhancement, cost containment efforts, loan and deposit growth and maintenance of credit quality. We established a minimum performance threshold of 85% attainment of individual goals for payment eligibility under this portion of the 2012 plan. Each of the NEOs met or exceeded the threshold for eligibility under the individual goal portion of the 2012 plan, which resulted in Lakeland paying 99.5% of the incentive payments budgeted for the individual goals portion of the 2012 plan.

Equity Awards for 2012

In February 2013, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2012. The CEO (or the Compensation Committee in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2012 for each executive.

The following restricted stock awards under the 2012 Executive Compensation Plan were made upon approval by the Compensation Committee:

Name	# of Restricted Shares	Grant Date Fair Value of Award	Grant Date Value as % of Target Award
Thomas Shara	28,710	$281,359	114%
Joe Hurley	6,708	$65,738	113%
Robert Vandenbergh	15,235	$149,308	112%
Ronald Schwarz	5,072	$49,703	114%
Louis Luddecke	4,839	$47,424	112%

Forty-five percent of the awards granted to each NEO vest on each of the second and third anniversaries of the grant date, with the remaining 10% vesting on the fifth anniversary of the grant date.

2013 Long-Term Incentive Plan

As mentioned above, we also redesigned our 2013 Long-Term Incentive Plan (LTIP) for awards granted in early 2014 based on 2013 performance. The two primary motivations for undertaking this change were: 1) to provide award opportunities to our executives closer to market-competitive levels; and 2) to provide more formal structure to the performance conditions associated with the awards. The Compensation Committee believes that formalizing the connection between corporate performance and award payouts for a portion of our long-term incentive awards provides concrete, measurable objectives for our executives to strive for, and ultimately will help motivate long-term value creation for our shareholders.

Awards under the redesigned plan were conditioned on three elements:

•	Lakeland’s ROAA (reported Return on Average Assets) in 2013 relative to our budgeted expectations
•	Lakeland’s total shareholder return (TSR) in 2013 relative to the peer group
•	The Committee’s discretionary assessment of corporate and individual performance in 2013

LTIP Award Opportunities

Similar to the 2013 AIP, the Committee reduced the incentive opportunities under the 2013 LTIP for our executives from the fully market-competitive levels proposed by McLagan as part of the redesign of our incentive plans. The table below shows the LTIP award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting

Name	Threshold	Target	Maximum	Corporate	Discretion
Thomas Shara	19.5%	45%	67.5%	50%	50%
Joseph Hurley	15.6%	35.75%	52%	50%	50%
Robert Vandenbergh	15.6%	35.75%	52%	50%	50%
Ronald Schwarz	12%	27%	42%	50%	50%
Louis Luddecke	12%	27%	42%	50%	50%

LTIP Performance Objectives

The table below depicts our 2013 performance objectives and performance results for the two measures utilized in the 2013 LTIP.

Long-Term Performance Goals	Threshold	Target	Max	Actual
Corporate Goals
Reported ROAA (%)	0.67	0.79	0.91	0.80
1-Year Relative TSR (Peer Comparison)	35th Percentile	50th Percentile	75th Percentile	24th Percentile

Based on the results shown above, our ROAA performance resulted in an award slightly above target for that portion of the plan, while our one-year TSR compared to our peers was below the threshold performance level of the 35th percentile and resulted in no award.

Discretionary Performance Evaluation

As described above, 50% of the total award opportunity for each of our NEOs is determined through the Compensation Committee’s discretionary assessment of corporate and individual performance in the preceding year. In determining the discretionary awards for 2013, the Committee took into consideration:

•	Our NEOs’ roles in the negotiation of the Somerset Hills acquisition, receipt of the required regulatory approval, and successful early steps of the integration.
•	Lakeland’s solid overall financial performance in 2013, as previously described.
•	The fact that our one-year TSR for 2013 was 24.9%, which we consider to be a very favorable result, although it was below the payout threshold for the LTIP (as compared to our peers).

After considering all relevant factors, the Committee determined to award each of our NEOs the maximum number of shares available to him under the discretionary portion of the LTIP as a reflection of Lakeland’s and our NEOs strong performance in 2013.

Equity Awards for 2013

The following restricted stock unit awards (RSUs), which will be reported in our 2015 proxy statement as 2014 compensation, were granted in February 2014 upon approval by the Compensation Committee:

	Corporate Performance Award		Discretionary Award		Cumulative Award
Name	# of RSUs	Grant Date Fair Value	# of RSUs	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Value as % of Target Award
Thomas Shara	6,284	$70,313	18,096	$202,500	$272,813	101%
Joseph Hurley	2,373	$26,553	6,651	$74,425	$100,978	99%
Robert Vandenbergh	2,831	$31,678	7,935	$88,790	$120,468	99%
Ronald Schwarz	1,589	$17,780	4,724	$52,868	$67,561	104%
Louis Luddecke	1,520	$17,003	4,518	$50,558	$67,350	104%

The restricted stock units granted to each NEO will vest 100% on the third anniversary of the grant date, provided that Lakeland has achieved pre-established performance metrics over a three year period and the executive remains employed by the Company. For each year that Lakeland does not achieve the performance metrics, one-third of the unvested shares covered by the restricted stock unit will be forfeited.

Other Elements of Compensation for Executive Officers.

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into Supplemental Executive Retirement Plan Agreements with Mr. Shara and Mr. Vandenbergh. See “Employment Agreements and Other Arrangements with Executive Officers.”

Employment and Other Agreements.

Our agreements with the Named Executive Officers are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options and certain restricted stock and restricted stock units granted under our Equity Compensation Program are not subject to the limitations of Section 162(m). See “Proposal 3, Approval of Material Terms of Performance Goals Pursuant to Section 162(m) of the Internal Revenue Code.”

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive- based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2013, 2012 and 2011, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Joseph F. Hurley, our Chief Financial Officer, and our three other most highly compensated executive officers for 2013. We refer to the executive officers named in this table as the “Named Executive Officers.” None of the Named Executive Officers received option awards during the years presented in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Shara, President and Chief Executive Officer of Lakeland Bancorp and CEO of Lakeland Bank	2013 2012 2011	600,000 550,000 500,000	-- -- --	281,359 187,538 210,094	96,220 -- --	102,047 105,609 75,711	37,505 34,674 37,334	1,117,131 877,821 823,039
Joseph F. Hurley, Executive Vice President and Chief Financial Officer of Lakeland Bancorp and Lakeland Bank	2013 2012 2011	284,981 276,462 266,769	-- 43,825 --	65,738 79,484 93,958	56,763 -- --	-- -- --	28,454 28,522 28,581	435,935 428,293 389,308
Robert A. Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and Regional President of Lakeland Bank	2013 2012 2011	340,039 330,154 318,461	-- -- --	149,308 105,088 128,650	69,213 -- --	91,941 92,669 73,354	36,031 35,061 32,047	686,532 562,972 552,512
Ronald E. Schwarz Executive Vice President and Chief Retail Officer of Lakeland Bancorp and Lakeland Bank	2013 2012 2011	250,250 240,462 230,461	-- 33,135 --	49,703 58,977 69,930	48,115 -- --	-- -- --	27,878 26,479 26,129	375,947 359,053 326,520
Louis E. Luddecke Executive Vice President and Chief Operations Officer of Lakeland Bancorp and Lakeland Bank	2013 2012 2011	233,307 233,423 226,423	-- 31,616 --	48,459 57,833 69,458	45,611 -- --	-- -- --	35,743 27,032 31,138	363,120 349,904 327,019

In the table above:

•

When we refer to amounts under “Stock Awards,” we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards in the table for each year were based on the prior year’s performance. See the “Compensation Discussion and Analysis” for a description of restricted stock units granted in February 2014 based on 2013 performance. These restricted stock units vest over a three year period based on continued service and the satisfaction of specified performance goals. The amount under Stock Awards for Mr. Luddecke also includes $1,035 representing the value of 92 shares of common stock granted to Mr. Luddecke as a service award.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Mr. Shara’s and Mr. Vandenbergh’s accumulated benefits for 2013 under their respective Supplemental Executive Retirement Plans.

“All Other Compensation” for 2013 includes the following:

•

For Mr. Shara, $5,300 for the use of an automobile, $2,660 for premiums for group term life insurance for Mr. Shara’s benefit, $15,243 for cash dividends paid on restricted stock, $6,652 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Shara, and a contribution of $7,650 to the Company’s 401(k) Plan on behalf of Mr. Shara to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Shara to that Plan;

•

For Mr. Hurley, $4,938 for the use of an automobile, $4,448 for premiums for group term life insurance for Mr. Hurley’s benefit, $5,559 for cash dividends paid on restricted stock, $6,763 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Hurley, and a contribution of $6,746 to the Company’s 401(k) Plan on behalf of Mr. Hurley to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Hurley to that Plan;

•

For Mr. Vandenbergh, $7,624 for the use of an automobile, $5,181 for premiums for group term life insurance for Mr. Vandenbergh’s benefit, $8,666 for cash dividends paid on restricted stock, $6,911 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Vandenbergh, and a contribution of $7,650 to the Company’s 401(k) Plan on behalf of Mr. Vandenbergh to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Vandenbergh to that Plan;

•

For Mr. Schwarz, $6,532 for the use of an automobile, $2,938 for premiums for group term life insurance for Mr. Schwarz’s benefit, $4,115 for cash dividends paid on restricted stock, $6,643 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Schwarz, and a contribution of $7,650 to the Company’s 401(k) Plan on behalf of Mr. Schwarz to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Schwarz to that Plan; and

•

For Mr. Luddecke, $6,570 for the use of an automobile, $5,260 for premiums for group term life insurance for Mr. Luddecke’s benefit, $4,077 for cash dividends paid on restricted stock, $6,984 for the annual contribution to the Company’s profit sharing plan on behalf of Mr. Luddecke, a contribution of $7,650 to the Company’s 401(k) Plan on behalf of Mr. Luddecke to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Luddecke to that Plan and $5,201 paid to Mr. Luddecke as disability benefits.

The Company has a Profit Sharing Plan for all eligible employees. The Company’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis for years of service and salary, with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by the Company on behalf of the Named Executive Officers are included in the table above under “All Other Compensation.”

Grant of Plan Based Awards

During 2013, the only equity incentive plan awards to our Named Executive Officers were restricted stock awards granted in February 2013 based on 2012 performance. The information in the table below under columns (b), (i) and (l) pertain to these grants. The Named Executive Officers did not receive option awards in 2013. Our Named Executive Officers earned non-equity incentive plan awards for 2013 in the form of cash. These cash payments were made in March 2014 and, in accordance with SEC rules, are included in the Summary Compensation Table under “Non-equity Incentive Plan Compensation” for 2013. The information in the table below under columns (c), (d) and (e) pertain to these cash incentive awards. The amounts in the columns under Estimated Possible Payouts Under Equity Incentive Plan Awards are denominated in dollars, although the applicable payouts were made in grants of restricted stock awards under the Company’s 2009 Equity Compensation Program. For a description of the Company’s 2013 incentive compensation plan, including the various performance targets, and the payouts that were made, see the “Compensation Discussion and Analysis.”

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Thomas J. Shara	2/1/2013	39,000	90,000	135,000	131,756	247,500	275,000	28,710	281,359
Joseph F. Hurley	2/1/2013	23,938	54,859	79,795	54,373	97,300	120,842	6,708	65,738
Robert A. Vandenbergh	2/1/2013	28,563	65,458	95,211	70,696	132,800	165,438	15,235	149,308
Ronald E. Schwarz	2/1/2013	20,020	45,045	70,070	40,576	72,600	90,166	5,072	49,703
Louis E. Luddecke	2/1/2013 10/1/2013	18,665	41,995	65,326	39,313	70,350	87,372	4,839 92	47,424 1,035

As the Company was not prohibited from paying Named Executive Officers cash bonuses for the majority of 2012 (having redeemed the remaining outstanding shares of Lakeland’s Fixed Rate Perpetual Preferred Stock and the Warrant that had been issued to the U.S. Treasury under the Capital Purchase Program in February 2012), the Company paid Messrs. Hurley, Schwarz and Luddecke cash bonus awards for their 2012 service. (See the 2012 Bonus column in the Summary Compensation Table). Therefore, the Grant Date Fair Value of Stock Awards (column (l) in the table above) for these individuals is less than the Estimated Possible Payouts Under Equity Incentive Plan Awards Target (in column (g)).

Outstanding Equity Awards at December 31, 2013

The following table sets forth, for each of the Named Executive Officers, information regarding option awards and stock awards outstanding at December 31, 2013. As of that date, all stock options held by the Named Executive Officers were exercisable. The vesting dates applicable to each stock award that was not vested on December 31, 2013 are described following the table. At December 31, 2013, the Named Executive Officers did not hold any other equity awards.

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non- Exercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Thomas J. Shara	--	--	--	--	60,536	748,830
Joseph F. Hurley	12,763 12,155	--	13.48 12.91	12/07/2014 12/13/2015	21,153	261,663
Robert A. Vandenbergh	12,763 12,155	--	13.48 12.91	12/07/2014 12/13/2015	34,150	422,436
Ronald E. Schwarz	--	--	--	--	15,686	194,036
Louis E. Luddecke	12,763 12,155	--	13.48 12.91	12/07/2014 12/13/2015	15,495	191,673

In the table above, we are disclosing:

•	in column (b), the number of shares of our Common Stock underlying unexercised stock options that were exercisable as of December 31, 2013;

•	in column (c), the number of shares of our Common Stock underlying unexercised stock options that were non-exercisable as of December 31, 2013;

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2013;

•	in column (g), the number of shares of our Common Stock covered by stock awards that were not vested as of December 31, 2013; and

•	in column (h), the aggregate market value as of December 31, 2013 of the stock awards referenced in column (g).

In calculating the market values of restricted stock in the table above, we have multiplied the closing market price of our Common Stock on the last trading day in 2013, which was $12.37, by the applicable number of shares of Common Stock underlying the Named Executive Officers’ stock awards. The following summarizes by individual grants the total number of restricted shares for each Named Executive Officer in column (g):

•

The 60,536 shares underlying Mr. Shara’s restricted stock awards vest as follows: 9,992 shares vested on January 25, 2014, 8,826 shares vested on January 30, 2014, 8,825 shares vest on January 30, 2015, 12,920 shares vest on February 1, 2015, 2,222 shares vest on January 25, 2016, 12,920 shares vest on February 1, 2016, 1,960 shares vest on January 30, 2017 and 2,871 shares vest on February 1, 2018.

•

The 21,153 shares underlying Mr. Hurley’s restricted stock awards vest as follows: 4,469 shares vested on January 25, 2014, 3,741 shares vested on January 30, 2014, 672 shares vest on January 26, 2015, 3,741 shares vest on January 30, 2015, 3,019 shares vest on February 1, 2015, 991 shares vested on January 25, 2016, 3,019 shares vest on February 1, 2016, 831 shares vest on January 30, 2017 and 670 shares vest on February 1, 2018.

•

The 34,150 shares underlying Mr. Vandenbergh’s restricted stock awards vest as follows: 6,120 shares vested on January 25, 2014, 4,946 shares vested on January 30, 2014, 446 shares vest on January 26, 2015, 4,946 shares vest on January 30, 2015, 6,856 shares vest on February 1, 2015, 1,359 shares vest on January 25, 2016, 6,856 shares vest on February 1, 2016, 1,098 shares vest on January 30, 2017 and 1,523 shares vest on February 1, 2018.

•

The 15,686 shares underlying Mr. Schwarz’s restricted stock awards vest as follows: 3,325 shares vested on January 25, 2014, 2,775 shares vested on January 30, 2014, 382 shares vest on January 26, 2015, 2,775 shares vest on January 30, 2015, 2,282 shares vest on February 1, 2015, 740 shares vest on January 25, 2016, 2,282 shares vest on February 1, 2016, 617 shares vest on January 30, 2017 and 508 shares vest on February 1, 2018.

•

The 15,495 shares underlying Mr. Luddecke’s restricted stock awards vest as follows: 3,303 shares vested on January 25, 2014, 2,721 shares vested on January 30, 2014, 572 shares vest on January 26, 2015, 2,721 shares vest on January 30, 2015, 2,178 shares vest on February 1, 2015, 734 shares vest on January 25, 2016, 2,178 shares vest on February 1, 2016, 605 shares vest on January 30, 2017 and 483 shares vest on February 1, 2018.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock options exercised during 2013 and stock awards vested during 2013. The phrase “value realized on exercise” represents the difference between the market price on the date of exercise minus the exercise price, multiplied by the number of shares of Common Stock set forth in column (b). The phrase “value realized on vesting” represents the number of shares of Common Stock set forth in column (d) multiplied by the market price of our Common Stock on the date on which the Named Executive Officer’s stock award vested.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas J. Shara	--	--	9,993	98,731
Joseph F. Hurley	12,476	5,988	7,493	74,031
Robert A. Vandenbergh	12,763	4,084	8,123	80,255
Ronald E. Schwarz	--	--	5,048	49,874
Louis E. Luddecke	--	--	5,874	58,035

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas J. Shara	Supplemental Executive Retirement Plan	Not Applicable	469,653	--
Joseph F. Hurley	--	--	--	--
Robert A. Vandenbergh	Supplemental Executive Retirement Plan	Not Applicable	397,384	--
Ronald E. Schwarz	--	--	--	--
Louis E. Luddecke	--	--	--	--

In the table above:

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under the Supplemental Executive Retirement Plans, calculated as of December 31, 2013; and

•	column (e) refers to the dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2013 under our pension plans.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of various agreements with the Named Executive Officers.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2013 ($) (b)	Registrant Contributions in 2013 ($) (c)	Aggregate Earnings in 2013 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2013 ($) (f)
Thomas J. Shara	--	--	--	--	--
Joseph F. Hurley	--	--	--	--	--
Robert A. Vandenbergh	--	--	31,737	21,069	339,108
Ronald E. Schwarz	--	--	--	--	--
Louis E. Luddecke	--	--	--	--	--

In the table above:

•	when we refer to the term “earnings”, we are referring to the aggregate interest or other earnings accrued to the Named Executive Officer’s account during 2013;

•

the amount included in column (d) of this table is also included under the column “All Other Compensation” in the Summary Compensation Table set forth above (the amount in column (e) was paid out of the amount set forth in column (d)); and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

The National Bank of Sussex County (“NBSC”) entered into a salary continuation agreement during 1996 with Mr. Vandenbergh, its president, which entitled him to certain payments upon his retirement. As part of the merger of the Company and NBSC’s parent (High Point Financial Corp.) in July 1999, the Company placed in trust amounts equal to the present value of the amounts that would be owed to Mr. Vandenbergh in his retirement. This amount was $381,000. The earnings for 2013 were $31,737 and the aggregate balance of the trust at December 31, 2013 was $339,108. We have no further obligation to pay additional amounts pursuant to this agreement. The $21,069 withdrawn in 2013 was used to pay the premium for additional life insurance and trustee fees for Mr. Vandenbergh. In December 2008, the salary continuation agreement with Mr. Vandenbergh was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NBSC also provided Mr. Vandenbergh with a split dollar life insurance death benefit, pursuant to which his beneficiary will receive an amount equal to three times his last salary. The one time premium for such insurance was paid prior to 2013.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options under the Company’s Amended and Restated 2000 Equity Compensation Program and the Company’s Amended and Restated 2009 Equity Compensation Program as of December 31, 2013. These plans were the Company’s only equity compensation plans in existence as of December 31, 2013. The 2009 Equity Compensation Program is the successor to the 2000 Equity Compensation Program, and no additional awards will be granted under the 2000 Equity Compensation Program. No warrants or rights may be granted, or are outstanding, under the 2000 or the 2009 Equity Compensation Programs.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	647,561	12.05	1,793,701

Equity Compensation Plans Not Approved by Shareholders	--	--	--

TOTAL	647,561	12.05	1,793,701

The number in column (a) does not include a total of 92,339 shares of Lakeland common stock that are issuable upon the exercise of options assumed in the Somerset Hills merger with a weighted average exercise price of $7.52.

Employment Agreements and Other Arrangements with Named Executive Officers

Thomas J. Shara joined the Company as President and Chief Executive Officer of Lakeland and Lakeland Bank on April 2, 2008. On May 22, 2008, Lakeland, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Employment Agreement”) and a Supplemental Executive Retirement Plan Agreement (the “SERP”). Both the Employment Agreement and the SERP are effective as of April 2, 2008. (As previously disclosed, Mr. Vandenbergh was named Regional President of Lakeland Bank in January 2013 and Mr. McClure was named Co-Regional President of Lakeland Bank with Mr. Vandenbergh upon the closing of the mergers with Somerset Hills Bancorp and Somerset Hills Bank on May 31, 2013. Mr. Shara currently serves as President and Chief Executive Officer of Lakeland Bank and Lakeland Bancorp.)

The Employment Agreement provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for a term commencing on April 2, 2008 (the “Effective Date”) and expiring on April 1, 2011 (the “Initial Term”). The Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each annual meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each annual meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires occurring during the Term. Mr. Shara initially was appointed to the Lakeland Bank Board and the Company Board on April 2, 2008, and was nominated to stand for election at the Company’s 2008 annual meeting of shareholders for a term of two years, at which he was so elected. He was nominated and elected for a three year term at the 2010 Annual Meeting and at the 2013 Annual Meeting.

The Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year. He will participate in the executive bonus program as approved annually by the Company’s Board. Upon joining the Company on April 2, 2008, Mr. Shara received a restricted stock award of 60,000 shares, which vested in 25% increments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012. The Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s restricted shares and stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Employment Agreement or otherwise would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after deduction of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Employment Agreement. Mr. Shara also agrees in the Employment Agreement not to compete with Lakeland Bank’s business for a 12 month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

The SERP provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same gross up provisions as are applicable under the Employment Agreement. Amounts payable under both the Employment Agreement and the SERP may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Lakeland and Lakeland Bank also entered into agreements, dated March, 2001 and as amended by agreements dated March 10, 2003, with each of Messrs. Hurley, Vandenbergh and Luddecke (each, an “Executive”) providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each Executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of the Executive’s death, attainment of age 65, or the second anniversary of the date of such change in control. During the contract period, each Executive is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control and bonus equal to the highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, each Executive is entitled to certain other benefits and perquisites as in effect as of the change in control. If during the contract period, an Executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Equity Compensation Program. Each Change in Control Agreement contains confidentiality and non-compete covenants in favor of Lakeland. Mr. Luddecke attained age 65 in November 2011, at which time his Change in Control Agreement expired pursuant to its terms.

In December 2008, the Change in Control Agreements with each of Messrs. Hurley, Vandenbergh and Luddecke were amended to comply with Section 409A of the Internal Revenue Code. The amendments provide for a six month payment delay and interest paid during that six month payment delay period, in accordance with Section 409A.

Lakeland and Lakeland Bank entered into a Change in Control Agreement with Mr. Schwarz, dated as of June 12, 2009, which contains provisions comparable to those contained in the Change in Control Agreements for Messrs. Hurley, Vandenbergh and Luddecke.

The Company entered into a Supplemental Executive Retirement Plan (“SERP”) agreement, dated December 23, 2008, with Mr. Vandenbergh. The SERP provides that Mr. Vandenbergh will receive a normal retirement benefit of $90,000 per year for 10 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $7,500 each. The SERP further provides that if, prior to a change in control Mr. Vandenbergh resigns his employment with the Company or Lakeland Bank for Good Reason (as defined), his employment with the Company or Lakeland Bank terminates due to disability or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause (as defined), he will receive the same benefit of $90,000 per year for 10 years, payable in monthly payments of $7,500 each, commencing with the month following Mr. Vandenbergh’s 65th birthday. If Mr. Vandenbergh is employed by the Company or Lakeland Bank at the time of a change in control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Vandenbergh should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Vandenbergh should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Vandenbergh had he survived. The SERP provides that Mr. Vandenbergh is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a change in control. Amounts payable under the SERP may be delayed in order to comply with Section 409A.

The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table:

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)

Thomas J. Shara
Cash severance	$1,800,000 (1)	$1,800,000 (2)
SERP (3)	2,250,000	2,250,000
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock (4)	748,830	748,830
Welfare Benefits (5)	-	-
Tax Gross-up	-	2,226,073 (6)
Automobile	-	-
Total	$4,798,830	$7,024,903
Joseph F. Hurley
Cash severance	-	$657,612 (7)
SERP	-	-
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock (4)	-	261,663
Welfare Benefits	-	22,060 (8)
Tax Gross-up	-	-
Automobile (9)	-	-
Total	-	$941,335 (10)

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Robert A. Vandenbergh
Cash severance	-	$680,078 (7)
SERP (3)	900,000	900,000
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock (4)	-	422,436
Welfare Benefits	-	22,060 (8)
Tax Gross-up	-	-
Automobile (9)	-	-
Total	$900,000	$2,024,574 (10)
Ronald E. Schwarz
Cash severance	-	$566,770 (7)
SERP	-	-
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock(4)	-	194,036
Welfare Benefits	-	30,082 (8)
Tax Gross-up	-	-
Automobile (9)	-	-
Total	-	$790,888 (10)
Louis E. Luddecke
Cash severance	-	-
SERP	-	-
Acceleration of Stock Options	-	-
Acceleration of Restricted Stock(4)	-	191,673
Welfare Benefits	-	-
Tax Gross-up	-	-
Automobile	-	-
Total	-	$191,673

(1)

The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount, which is equal to 36 months of base salary in effect as of the date of termination, is payable over a period of 12 months.

(2)	In the event that termination of employment occurs following a “Change in Control” as defined in Mr. Shara’s employment agreement, the cash severance amount is payable in a single lump sum.

(3)

The SERP benefits, which are described further under Pension Plans above, are payable to Messrs. Shara and Vandenbergh in, respectively, 180 and 120 equal monthly installments of, respectively, $12,500 and $7,500 each, commencing at age 65. The same benefit is payable if Mr. Shara or Mr. Vandenbergh, respectively, terminates employment due to disability. In the event that Mr. Shara or Mr. Vandenbergh terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death.

(4)

These figures represent, based on the closing price of the Company’s common stock on December 31, 2013 ($12.37 per share), the aggregate value of outstanding shares of restricted stock awarded to each officer, the vesting of which would accelerate in the event of an involuntary termination of such officer’s employment under the circumstances presented.

(5)

Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.

(6)

This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of the restricted stock that vests would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 48.22% (composed of a federal tax rate of 39.60%, a New Jersey state tax rate of 8.97% and FICA/FUTA of 2.35%, and 120% Applicable Federal Semi-annual long-term Rate (AFR) as of December 2013 of 3.95%). AFR is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax.

(7)

For each of Messrs. Hurley, Vandenbergh and Schwarz, the cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on salary and bonus compensation for the year ended December 31, 2013.

(8)

Each of Messrs. Hurley, Vandenbergh and Schwarz is entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. The figures presented above assume that such coverages will continue for two years.

(9)

Each of Messrs. Hurley, Vandenbergh and Schwarz has the right, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company, at book value price, the automobile, if any, that was provided to him while employed by the Company.

(10)

Payments due each of Messrs. Hurley, Vandenbergh and Schwarz under their respective Change in Control Agreements are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive under their Change in Control Agreements or otherwise will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

See “Deferred Compensation” for a description of a salary continuation agreement with Mr. Vandenbergh.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, a Chairman of the Board, separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Chairman provides leadership for the Board. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management, other officers of the Company and the Chairman of the Audit Committee. While the Board of Directors oversees risk management, management is responsible for the day-to-day risk management process, in connection with which management established an enterprise risk management committee on which three directors serve as Board liaisons. The Company believes that its Board leadership structure supports this approach to risk management.

During 2013, the Company’s Senior Risk Officers (consisting of the Company’s Internal Auditor, Director of Human Resources and General Counsel) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Senior Risk Officers’ report.

Board Independence; Committees

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Roger Bosma, Mary Ann Deacon, Edward B. Deutsch, Brian Flynn, Mark J. Fredericks, Janeth C. Hendershot, Thomas J. Marino, Robert E. McCracken, Robert B. Nicholson, III, Joseph P. O’Dowd and Stephen R. Tilton, Sr.

During 2013, Lakeland’s Board of Directors held 15 meetings. Lakeland’s Board of Directors also maintains several Board committees, which include: Audit, Nominating and Governance and Compensation. In addition, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met six times during 2013.

The Audit Committee, consisting of Joseph P. O’Dowd (Chairman), Robert E. McCracken, Brian Flynn and Thomas J. Marino, is responsible for reviewing the reports submitted by Lakeland’s independent registered public accounting firm and internal auditor and for reporting to the Board on significant audit and accounting principles, policies, and practices related to Lakeland. The Audit Committee met five times in 2013.

Lakeland is required to disclose whether the Board of Directors has determined that a member of the Audit Committee is an “audit committee financial expert”, as that term is defined in rules adopted by the SEC, and, if not, why not. Lakeland’s Board has determined that Brian Flynn and Thomas J. Marino, directors and members of the Audit Committee, are audit committee financial experts. The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

The Nominating and Corporate Governance Committee consists of Robert B. Nicholson, III (Chairman), Bruce D. Bohuny and Brian Flynn. This committee is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. In addition, this committee is responsible for developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics. This committee met four times in 2013.

The Compensation Committee, consisting of Janeth C. Hendershot (Chairman), Edward B. Deutsch, Mark J. Fredericks and Robert E. McCracken, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors. The Compensation Committee also administers the Company’s 2009 Equity Compensation Program and remaining aspects of the 2000 Equity Compensation Program. The Compensation Committee met six times in 2013.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each individual who served as a director of Lakeland during 2013, other than Thomas J. Shara. See the “Summary Compensation Table” for information regarding Mr. Shara. None of our directors received option awards or stock awards during 2013 or any compensation under any non-equity incentive plan, other than Messrs. Deutsch and Marino, each of whom received a stock option to purchase 25,000 shares of Lakeland Common Stock upon joining the Board after the closing of the merger with Somerset Hills Bancorp.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	91,000	--	0	--	91,000
Roger Bosma	76,500	--	0	--	76,500
Mary Ann Deacon	60,000	--	0	60,000	120,000
Edward B. Deutsch	35,500	87,000	--	--	122,500
Brian Flynn(1)	95,500	--	--	--	95,500
Mark J. Fredericks	66,000	--	0	--	66,000
Janeth C. Hendershot	75,500	--	0	--	75,500
Thomas Marino	33,400	87,000	--	--	120,400
Robert E. McCracken	75,500	--	0	--	75,500
Robert B. Nicholson, III	73,500	--	0	--	73,500
Joseph P. O’Dowd	99,500	--	0	--	99,500
Stephen R. Tilton, Sr.	93,000	--	0	--	93,000

(1)

Included in this total is the $30,000 annual retainer, which Mr. Flynn elected to take in shares of the Company’s Common Stock. Mr. Flynn received 3,061 shares, which was calculated based on the per share price of $9.80 on February 4, 2013, the date the annual retainers for 2013 were paid.

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2013, including annual retainer fees (some of which were taken in shares of common stock, as described above), Lakeland and Lakeland Bank committee and/or chairmanship fees and meeting fees;

•

the aggregate number of option awards outstanding at December 31, 2013 for each director other than Thomas J. Shara who was serving as a director on December 31, 2013 were: for Mr. Bohuny, 28,940 shares; for Mr. Bosma, 27,563 shares; for Ms. Deacon, 0 shares; for Mr. Deutsch, 25,000 shares; for Mr. Flynn, 27,563 shares; for Mr. Mark Fredericks, 0 shares; for Ms. Hendershot, 31,907 shares; for Mr. Marino, 25,000 shares; for Mr. McCracken, 31,907 shares; for Mr. Nicholson, 0 shares; for Mr. O’Dowd, 0 shares; and for Mr. Tilton, 0 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2012 year-end financial statements to the measurement date used for preparing our 2013 year-end financial statements. As such amounts are negative for (primarily as a result of a change in the actuarial discount rate), they are not included in the table in accordance with SEC rules. The actual change in each participating director’s accumulated benefit is as follows: Mr. Bohuny: ($11,428); Mr. Bosma: ($660); Ms. Deacon: ($9,635); Mr. Fredericks: ($11,749); Ms. Hendershot: ($7,179); Mr. McCracken: ($9,137); Mr. Nicholson: ($11,435); Mr. O’Dowd: ($2,641); and Mr. Tilton: ($2,644). Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participate. There were no above-market earnings on such deferred compensation in 2013; and

•	“All Other Compensation” includes for Ms. Deacon, $60,000 additional compensation for services as Chairman of Lakeland.

During 2013, each director other than Thomas J. Shara received a fee of $2,000 for each meeting of Lakeland’s Board that he or she attended. In addition, each director, other than Mr. Shara, received a $30,000 retainer, with the exception of Messrs. Marino and Mr. Deutsch, each of whom received a pro rata retainer of $17,500, as they joined the Board of Directors on May 31, 2013. Each director, other than Mr. Shara, received committee fees for meetings attended. Members of the Lakeland Board committees (Compensation, ALCO, Nominating and Corporate Governance, Loan Review and Enterprise Risk) received $1,000 for each meeting attended, with the exception of the Audit Committee, whose members received $1,300 per meeting attended. Mr. O’Dowd received a $5,000 fee for serving as Chairman of the Audit Committee. Mr. Nicholson received $2,500 for service as Chairman of the Nominating and Corporate Governance Committee in 2013. Ms. Hendershot received $2,500 for serving as Chairman of the Compensation Committee in 2013. Ms. Hendershot and Mr. Bosma also received $3,000 each for service as alternate members of the Loan Committee (described below) for Regulation O (insider loans) purposes. Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served.

The Board of Directors of Lakeland Bank and the Company held combined meetings in 2013 and no additional fees were paid for attending the Lakeland Bank Board meetings. The Loan Committee of Lakeland Bank met, on average, twice a month in 2013. The fee for attending each Loan Committee meeting was $1,000 per meeting. Each director of Lakeland Investment Corp., a subsidiary of Lakeland Bank, received $575 per meeting.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, which provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. In December 2008, the plan was amended to comply with Section 409A of the Internal Revenue Code, and to restrict further participation in the plan only to those eligible directors who became members of the Board on or before December 31, 2008. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

Lakeland’s 2009 Equity Compensation Program provides for automatic option grants to directors who are not otherwise employed by Lakeland or its subsidiaries. Upon commencement of service, a non-employee director will receive a stock option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. Options granted to non-employee directors are exercisable in 20% annual installments beginning on the date of grant. As described above, each of Messrs. Deutsch and Marino received a stock option to purchase 25,000 shares upon joining the Board on May 31, 2013.

Compensation Committee Interlocks and Insider Participation

Lakeland’s Compensation Committee, which is currently comprised of Janeth C. Hendershot (Chairperson), Edward B. Deutsch, Mark J. Fredericks and Robert E. McCracken, makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors.

Mark J. Fredericks, a director, is the President of Fredericks Fuel & Heating Service in Oak Ridge, New Jersey. During 2013, Lakeland paid Fredericks Fuel & Heating Service $143,213 for oil and related heating and air conditioning services for bank locations.

Stephen R. Tilton, Sr., a director of Lakeland, is the Chairman and Chief Executive Officer of Fletcher Holdings, LLC, which owns a building in Little Falls, New Jersey in which Lakeland rents a branch office. During 2013, the Company paid $161,112 to Fletcher Holdings, LLC as rent and related expenses.

Lakeland Bank has made, and expects to make in the future, in the ordinary course of business, loans to directors, officers, principal shareholders and their associates. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Lakeland Bank.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter.    The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A copy of the current Nominating and Corporate Governance Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Nominating and Corporate Governance Committee Members.    All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders.    The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.    The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution or bank or savings and loan holding company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.    Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations.    In connection with the 2013 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.    The Audit Committee performed its duties during 2013 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Audit Committee Members.    Lakeland’s Common Stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report.    In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2013:

(1)         the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2)         the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3)         the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4)         based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2013 annual report on Form 10-K.

By:         The Audit Committee of the Board of Directors:

               Joseph P. O’Dowd, Chairman

               Brian Flynn

               Thomas J. Marino

               Robert E. McCracken

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

As previously reported and as described in this proxy statement under Proposal 2, on December 24, 2013, the Company appointed KPMG as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2013. The effect of this action was to accelerate the previously reported appointment of KPMG so as to apply to the 2013 audit. KPMG had previously been appointed to serve as the Company’s independent registered public accounting firm for its first quarter ending March 31, 2014 and its fiscal year ending December 31, 2014. Grant Thornton LLP (“Grant Thornton”) audited the Company’s financial statements for the fiscal year ended December 31, 2012. The following table sets forth a summary of the fees billed or expected to be billed to the Company by (i) Grant Thornton for professional services rendered for the year ended December 31, 2012 and (ii) KPMG for professional services rendered for the year ended December 31, 2013.

Fee Category	Fees for 2012	Fees for 2013
Audit Fees	$573,688	$1,155,000
Audit-Related Fees	$0	$0
Tax Fees	$95,080	$75,000
All Other Fees	$0	$0

Audit Fees.    Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2012 and December 31, 2013, and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2012 and 2013.

Audit-Related Fees.    Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph.

Tax Fees.    Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees.    All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.

Other Matters.    The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2012 and December 31, 2013 is compatible with maintaining the independence of the Company’s principal independent accountants.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Code of Ethics

Lakeland is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Lakeland has adopted such a code of ethics and has posted a copy of the code on its internet website at the internet address: http://www.lakelandbank.com. Copies of the code may be obtained free of charge from the Company’s website at the above internet address.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Lakeland’s Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s annual meeting of shareholders. Each of the members of the Board who were members at the time of the 2013 Annual Meeting attended the Company’s 2013 Annual Meeting of Shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Janeth C. Hendershot (Chairman)

Edward B. Deutsch

Mark J. Fredericks

Robert E. McCracken

Other Compensation Committee Matters

Charter.    Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the current charter of the Compensation Committee is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Authority, Processes and Procedures.    Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and Chief Executive Officer) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO and Mr. Vandenbergh (our Chief Operating Officer) assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants.    During our fiscal year ended December 31, 2013, the Compensation Committee retained the services of McLagan as its independent compensation consultants. See our Compensation Discussion and Analysis for a description of the services provided by McLagan during 2013.

McLagan does not perform any other services for Lakeland, Lakeland Bank or their respective affiliates.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.

As previously disclosed, on December 11, 2013, the Company notified Grant Thornton LLP (“Grant Thornton”) that Grant Thornton would be dismissed as the Company’s independent registered public accounting firm for the 2014 audit, but that Grant Thornton remained engaged to complete the 2013 audit of the Company’s financial statements. Also as previously disclosed, on December 11, 2013, the Company appointed KPMG as the Company’s new independent registered public accounting firm for its first quarter ending March 31, 2014 and its fiscal year ending December 31, 2014. By letter dated December 23, 2013, Grant Thornton advised the Company that it had resigned as the Company’s independent registered public accounting firm. The effect of this letter was to notify the Company that Grant Thornton would not complete the 2013 audit. On December 24, 2013, the Company appointed KPMG as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2013. The appointment of KPMG to complete the 2013 audit was approved by the Audit Committee of the Board on December 24, 2013. The effect of this action was to accelerate the appointment of KPMG so as to apply to the 2013 audit. KPMG remained appointed to serve as the Company’s independent registered public accounting firm for its first quarter ending March 31, 2014 and its fiscal year ending December 31, 2014.

During the Company’s two most recent fiscal years ended December 31, 2012 and 2011 and through the date of Grant Thornton’s dismissal and resignation, the Company has not had any disagreement with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of disagreement in their reports on the Company’s consolidated financial statements. In addition, during such periods and through the date of Grant Thornton’s dismissal and resignation, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K. Grant Thornton’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2012 and December 31, 2011 and through the date of KPMG’s engagement, neither the Company nor anyone on the Company’s behalf consulted with KPMG regarding (1) either the application of accounting principles to a specified transaction, either complete or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and KPMG did not provide a written report or oral advice on any accounting, auditing or financial reporting issue that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company has been advised by KPMG that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company. We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm.

Although ratification is not required by our Bylaws or otherwise, the Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice.

Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2014 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

APPROVAL OF MATERIAL TERMS OF THE SECTION 162(m) PERFORMANCE GOALS FOR AWARDS UNDER THE AMENDED AND RESTATED 2009 EQUITY COMPENSATION PROGRAM

The Board of Directors recommends that shareholders approve the material terms of the performance goals that may be used under the Lakeland Bancorp, Inc. 2009 Equity Compensation Program, as amended and restated effective as of February 27, 2014 (the “Program”). Approval of the material terms of the performance goals is a condition for certain awards made under the Program to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The affirmative vote of a majority of the votes cast with respect to this proposal is required to approve the material terms of the performance goals.

Section 162(m) places a limit of $1 million on the amount our company may deduct in any one year for compensation paid to a “covered employee,” which is defined by Section 162(m) to mean any person who as of the last day of the fiscal year is the chief executive officer or one of our three highest compensated executive officers other than our principal financial officer. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). One of the conditions requires shareholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. Our shareholders most recently approved the material terms of the performance goals of the Program at our company’s 2009 Annual Meeting of Shareholders. At the 2014 Annual Meeting, the Board is asking shareholders to approve the material terms of the performance goals for use under the Program, as described herein.

For purposes of Section 162(m), the material terms of the performance goals include (i) the individuals eligible to receive compensation under the Program, (ii) a description of the business criteria on which performance goals may be based, and (iii) the maximum number of shares and the maximum dollar amount of any cash payment that can be the subject of any award made to an individual under the Program in any year. Each of these aspects of the Program is discussed below. Awards under the Program may be made in the form of stock options, restricted stock awards, restricted stock unit awards and/or cash incentive bonus awards, as determined by the Program Administrator. The Program Administrator is our Board of Directors or a committee appointed by our Board. The Board has appointed the Compensation Committee of the Board to serve as the Program Administrator.

Eligibility and Participation

Awards may be granted under the Program to those officers, directors and employees of our company and its subsidiaries as the Program Administrator from time to time selects. The approximate number of persons who currently are eligible to participate under the Program is approximately 200.

Performance Goals

Under the Program as amended, the business criteria on which performance goals for awards that are intended to satisfy the conditions for deductibility under Section 162(m) as “performance-based compensation” will be selected from among the following, which may be applied to our company as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the committee deems appropriate and, if the committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income, including net income available to common stockholders; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios, expense ratios or non-performing loans or other assets; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; or (z) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Maximum Awards under the Program

The Program Administrator has the authority in its sole discretion to determine the type or types of awards made under the Program. Under the Program, the aggregate number of shares of our common stock reserved for issuance in connection with options and other stock awards granted under the Program is 2,000,000 shares, subject to customary adjustments for stock splits, stock dividends or similar transactions. As of December 31, 2013, there were 1,793,701 shares of our common stock remaining under the Program that are available for issuance in connection with options and other stock awards. If any option granted under the Program terminates or expires without having been exercised in full or if any award denominated in shares of our common stock is forfeited, the number of shares of our common stock as to which such option or award was forfeited will be available for future grants under the Program. No person may receive options or other awards denominated in shares of our common stock relating to more than 300,000 shares of our common stock in the aggregate in any calendar year. The maximum dollar amount payable to any individual for any one (1) calendar year with respect to cash incentive bonus awards under the Program that are intended to satisfy the conditions for deductibility under Section 162(m) as “performance-based compensation” is $2,000,000.

The Board believes that it is in the best interests of Lakeland and its shareholders to enable the Company to implement compensation arrangements that qualify as fully tax deductible performance-based compensation under the Program. The Board is therefore asking shareholders to approve, for Section 162(m) purposes, the material terms of the performance goals as set forth above. However, shareholder approval of the performance goals is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Program to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the Program’s performance goals for shareholder approval should not be viewed as a guarantee that the Company can deduct all compensation under the Program. Nothing in this proposal precludes the Company and the Program Administrator from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service. A copy of the Program can be obtained upon request from the Secretary of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE SECTION 162(m) PERFORMANCE GOALS DESCRIBED ABOVE.

PROPOSAL 4

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF LAKELAND’S NAMED EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder require shareholders of public companies to vote, on an advisory basis, to approve executive compensation as disclosed in the proxy statement.

Lakeland’s Board has determined, consistent with the vote of Lakeland’s shareholders at the 2012 annual meeting, to hold an annual non-binding advisory vote on executive compensation. Accordingly, Lakeland’s shareholders are being asked to approve the compensation of Lakeland’s executives as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

The proposal set forth below, which is advisory and will not bind the Board, gives Lakeland’s shareholders the opportunity to vote on the compensation of Lakeland’s executives.

Upon the recommendation of the Board of Directors, Lakeland asks shareholders to consider the following resolution:

“Resolved, that the shareholders of Lakeland Bancorp, Inc. approve the compensation of Lakeland’s executives, as described in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.”

Vote Required; Effect

Approval of the Company’s executive compensation will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s compensation of executives is approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” Proposal 4.

INDEPENDENT ACCOUNTANTS

Relationship with Independent Accountants.    KPMG, which became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013, has been engaged as the Company’s independent accountants for 2014. See Proposal 2. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2015 annual meeting of shareholders, the proposal must be received by Lakeland at its principal executive offices not later than January 13, 2015 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by April 1, 2015 in order for the proposal to be considered at Lakeland’s 2015 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

By Order of the Board of Directors:

Timothy J. Matteson

Executive Vice President, General Counsel and

Corporate Secretary

A copy of Lakeland Bancorp, Inc.’s annual report for the year ended December 31, 2013, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Harry Cooper, Vice President, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005 on Wednesday, June 18, 2014, at 5:00 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Vote On Proposals:

1. TO ELECT SIX DIRECTOR NOMINEES FOR THE TERMS DESCRIBED IN THE PROXY STATEMENT:

NOMINEES:
☐	FOR ALL NOMINEES	( )	Roger Bosma
		( )	Mark J. Fredericks
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( )	Janeth C. Hendershot.
		( )	Robert B. Nicholson, III
☐	FOR ALL EXCEPT (see instructions below)	( )	Edward B. Deutsch
		( )	Thomas J. Marino

(The Board of Directors recommends a vote “FOR” election of the Nominees)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (    )

2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommends a vote “FOR” this proposal)

3. TO APPROVE THE MATERIAL TERMS OF THE SECTION 162(m) PERFORMANCE GOALS FOR AWARDS UNDER THE AMENDED AND RESTATED 2009 EQUITY COMPENSATION PROGRAM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(The Board of Directors recommends a vote “FOR” this proposal)

4. TO APPROVE, ON AN ADVISORY BASIS, THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(The Board of Directors recommends a vote “FOR” this proposal)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the proposals described above.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, then please sign in the entity name by authorized person.

Please mark here if you plan to attend the meeting.  ☐

Signature

Dated:             , 2014

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2014: THIS FORM OF PROXY CARD, THE PROXY STATEMENT AND OUR 2013 ANNUAL REPORT ARE AVAILABLE AT WWW.LAKELANDBANK.COM.

VOTE BY INTERNET - www.voteproxy.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-PROXIES

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.